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                     May 27, 2020

       W. Wilson Troutman
       Principal Financial and Accounting Officer
       Eton Pharmaceuticals, Inc.
       21925 W. Field Parkway, Suite 235
       Deer Park, IL 60010-7208

                                                        Re: Eton
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 5, 2020
                                                            File No. 001-38738

       Dear Mr. Troutman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences